Exhibit 10.08

                       POLICY TO GRANT SUPPLEMENTAL
                     DEFERRED COMPENSATION BENEFITS IN
                           SELECTED INSTANCES TO
                             A SELECT GROUP OF
                MANAGEMENT OR HIGHLY COMPENSATED EMPLOYEES
                          As Amended and Restated
                          Through August l, 1989



I.   Effective Date:

     1.1 The effective date of this Policy (sometimes referred to as "the Plan") is January 1, 1984.

     1.2 Capitalized terms not defined herein shall have the meaning given to such terms in the Retirement Plan for Non-Union Employees of Equitable Resources, Inc., Equitable Gas-Energy, Equitable Resources Energy Company, Eastern Kentucky Production Company and PECO Resources, Inc., as amended and restated effective January 1, 1984 (Plan A).

II.  Authorization:

     2.1 Authority is hereby granted to the Chief Executive Officer of the Company to grant supplemental benefits to a select group of management or highly compensated employees who will retire from the Company, or a related Company, with a benefit based upon less than thirty (30) years of continuous service.

III. Implementation:

     3.1 The decision to implement a benefit under this policy will be made by means of a Contract entered into between the designated employee ("Member") and the Company.

IV.  Amount of Benefit:

     4.1 The benefit will be in a monthly amount specified in such Contract, the same having been established by the Chief Executive Officer of the Company, but in no event will the amount payable be more than the benefit to which the employee would be entitled under the Company's Qualified Defined Benefit Plan if the employee were to retire at age sixty-five (65) with a benefit based upon thirty (30) years of service, and reduced by (a) and (b) below:

           (a) The amount of the employee's benefit under the Company's Defined Benefit Plan, plus

           (b) The amount of deferred vested benefit, if any, to which the employee is entitled on account of his service with other employers preceding his employment with the Company.

V.   Form of Payment of Benefits:

     5.1 Normal Form: The normal form of retirement benefit payment shall be a single life annuity, payable monthly, for the life of the Member.

     5.2 Qualified Joint and Survivor Annuity: If a Member is married on the later of his applicable Retirement Date or the date of his retirement benefit payments commence under the Plan, his retirement benefit payment shall be in the form of a Qualified Joint and Survivor Annuity which is the Actuarial Equivalent of the normal form of retirement benefit payment. A Member who would receive the Qualified Joint Survivor Annuity as provided herein may elect as provided in
           Section 5.5 herein to receive his retirement benefit in the normal form or in one of the following survivorship optional forms and any such election shall be an affirmative election not to receive his benefit in the Qualified Joint and Survivor Annuity form; provided, however, that any such election shall be made prior to the commencement of a Member's services with the Company for which benefits are to be provided under this Plan; and provided, that any such election (other than an election to make the spouse a Joint Annuitant pursuant to Section 5.3 to receive a monthly benefit after the death of the Member equal to 75 percent or 100 percent of the pension paid to the Member) made after December 31, 1984 shall be effective only if the Member obtains his spouse's consent thereto as provided in Section 5.5(c) herein.

     5.3 Survivorship Options: A Member may elect in the manner hereinafter provided to have the value of this retirement benefit payment apply to the payment of a reduced pension to him during this life, and after his death to his designated surviving Joint Annuitant in an amount equal to 100 percent of, or 75 percent of, or 50 percent of, or 25 percent of such reduced pension. The reduced pensions to be paid to the Member and to the surviving Joint Annuitant shall be determined on the basis of actuarial values selected by the Committee according to the ages of the Member and of the member's designated Joint Annuitant at the time the Member retires.

           In order for an effective election of an optional form of benefit to be made hereunder, the following requirements must be met. The election must be made before the commencement of the service to be performed. The present value of benefit payments to be made to the Member determined as of the date benefit payments will commence must exceed fifty percent (50 percent) of the present value of all payments to be made under the option, except where the designated Joint Annuitant is the Member's spouse. The Member must furnish all information requested by the Committee at the times and in the form and manner required by it, including specific designation of the percentage of the benefit payable to the member under the option which is to be paid to the Joint Annuitant. A Member may designate only one Joint Annuitant with respect to his election of an option. Except as otherwise provided in Section 5.2 all elections hereunder are subject to the provisions of Section 5.5 relating to election periods and spousal consents; provided, however, that any such election shall be made prior to the commencement of a Member's services with the Company for which benefits are to be provided under this Plan.

     5.4   Pre-retirement Spouse's Benefit:

           (a) Death On or After Age Fifty-five: If a Member who is married on the date of his death and who has attained age fifty-five dies while actively employed by the Company, his spouse shall receive the survivor portion of the Qualified Joint and Survivor Annuity determined as if the Member had retired upon the first day of the calendar month in which he died and elected the immediate commencement of his benefit payments.

           (b) Death On or After Age Fifty-five or Completion of Twenty-five Years: Effective on and after March 1, 1985, if a Member who is married on the date of this death and who has attained age fifty-five or completed twenty-five years of Continuous Service dies while actively employed by the Company, his spouse shall receive a benefit, payable in the form of a single life annuity, in an amount equal to fifty percent (50 percent) of the Member's Accrued Benefit determined as of the first day of the calendar month in which he died but without reduction for age due to benefit commencement prior to the date such Member would have attained age sixty-five, if applicable.

     5.5 Commencement and Termination of Benefit: Retirement benefits shall commence on the Member's Retirement Date. The survivor annuity payable to a spouse and the survivor annuity payable to the Member's designated Joint Annuitant should commence on the first day of the month next succeeding the month in which the Member's death occurs. The pre-retirement spouse's benefit payable under Section 5.4 above shall commence on the first day of the month next succeeding the month in which the Member would have attained age fifty-five (55) or the month which he died, whichever is the later to occur. All benefit payments shall cease with payment due immediately preceding the date of death of the last person entitled to benefits under the form of benefit payment being made. Notwithstanding the foregoing, in the event no effective election of a date for commencement of benefits is made by a Member, the payment of benefits hereunder shall commence within thirty (30) days after the close of the Plan Year in which occurs the latest of:

           (a) attainment of the Member's Normal Retirement Date or if the Member is not an employee his sixty-fifth (65) birthday; or


           (b) the Member's termination of employment with the Company; provided, however, the retirement benefit payments under the Plan shall commence no later than the April 1 of the calendar year following the calendar year in which the Member retires.

           At the first day of the month succeeding the month in which such Member's sixty-fifth (65) birthday occurred, in the event the whereabouts of a Member whose only entitlement is to a Deferred Vested Benefit are not known, a reasonable effort will be made by the Committee to locate such Member. In the event the Member cannot be located, the Member's benefit payments shall commence and shall be held by the Plan until the earlier of the time the whereabouts of the Member are made known to the Committee by the Member or his lawful agent or seven
           (7) years subsequent to his Normal Retirement Date, after which such Member shall be presumed dead and any other benefit which becomes payable by reason of such death under the rules of the Plan relating to form of benefit payment shall be paid thereafter.

     5.6 Payments in the Event of Incapacity: In the event it is determined that a Member, retired Member or other person entitled to benefits under the Plan, in the judgement of the Committee, is unable to care for his affairs because of illness, accident, or incapacity (either mental or physical), or for any other reason, the Committee shall cause any payment of a benefit or refund of contributions to be paid in the form of a life annuity, payable monthly to a duly appointed guardian, committee, or other legal representative of such person, or, if there is no such legal representative, to his spouse or child or such other object of natural bounty as the Committee may determine, or to such person, persons or institutions as, in the judgement of the Committee, are then maintaining or have custody of such Member, retired Member of other person entitled to benefits.

     5.7 Nonforfeitability of Benefits: Except as provided by the Plan, all Member retirement benefits in pay status and all benefits after attainment of the Normal Retirement Age shall be nonforfeitable except in the event of death which shall result in a forfeiture of all such Member's benefits. These provisions shall have no application to any survivorship annuities including the Qualified Joint and Survivor Annuity which may be payable by reason of the operation of the rules of this Plan, which benefits shall terminate by reason of the death of the survivor annuitant. All benefits provided by the Plan are personal in nature and shall be payable only to and during the life of the applicable recipient and no other person shall inure to any right therein. For purposes of this Section, "Normal Retirement Age" shall mean the date on which the Member attains age sixty-five (65).

     5.8 Special Rule for Small Payments: If a benefit otherwise payable under this Plan is ten dollars
           ($10.00) or less per month, it shall be paid annually in a lump sum equal to its commuted value.

           Effective on or after January 1, 1985, where the present value of any benefit otherwise payable under the Plan, including without limiting the foregoing, any pre-retirement surviving spouse's benefit, does not exceed $3,500 (and payment of the benefit has not commenced) the Committee shall direct the Trustee to distribute the entire present value in one lump sum payment.

           As used herein, "present value" shall mean the value of a benefit determined as of the date of distribution utilizing an interest rate not greater than the interest rate which would be used (as of the date of the distribution) by the Pension Benefit Guaranty Corporation for purposes of determining the present value of a lump sum distribution on plan termination.

VI. Death Benefits:

     6.1 In the event of the death, after age fifty-five (55) but prior to retirement, of an employee to whom a benefit has been granted under this Policy, the amount payable under the Contract to the employee's surviving spouse, if any, would be calculated as under the provisions of the Company's Qualified Pension Plan, but based upon the benefit provided under this Policy.

VII. Termination:

     7.1 In the event that an employee who has been granted a benefit under this Policy leaves the employ of the Company prior to age sixty-two 62 for any reason other than death or disability, the benefits described in this employee's Contract may be forfeited at the discretion of the Chief Executive Officer of the Company.

VIII. Costs of the Policy:

     8.1 The entire cost of benefits and administrative expenses for benefits granted under this Policy shall be paid for by the Company as incurred.

IX.  Administration:

     9.1 Contracts granted under this Policy shall be administered by the Administrator appointed under the Qualified Plan. In addition, the terms of the Qualified Plan shall govern in situations not specifically provided for herein, but only to the extent such terms are not inconsistent with the provisions and intent of the employee's Contract.

X.   General Provisions:

     10.1 This Policy is intended to provide supplemental benefits for "a select group of management or highly compensated employees" as that term is used in
           Section 201(2) of ERISA.

     10.2 These Contracts are purely voluntary on the part of the Company. The Company expects and intends to continue each Contract for life, but necessarily reserves the right to amend, alter, suspend or terminate any or all Contracts, in whole or in part, at any time.

     10.3 All rights of a Participant of a Beneficiary under this Plan shall be mere unsecured creditors' rights against the Company, with no rights to the assets of the Company (or any trust in which assets are held for purposes of this Plan) superior to that of any other general unsecured creditor.

     10.4 Participant's rights payable under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance. Such rights may not be subject to the debts, contracts, liabilities engagements or torts of the participants or the participant's beneficiaries.